Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

For Immediate Release

March 7, 2014

Strategic Environmental & Energy Resources, Inc. Enters Into Additional Domestic License Agreements for its CoronaLux™ Waste Systems

Deployment of First Five CoronaLux™ Units Represents Approximately $1 Million in License Fees

DENVER, CO -- Strategic Environmental & Energy Resources, Inc. (SEER) (OTC: SENR), a leading provider of patented and proprietary technologies and services to the renewable fuels, waste management and oil and gas industries, today announced that its Paragon Waste Solutions subsidiary entered into additional license agreements with new medical waste treatment facilities and received an additional order from its existing facility partner.  SEER also announced it is entering into the oil and gas downstream market with its new technology for both VOC gas stream treatment and solid waste minimization.

“Our first CoronaLux™ installation, in Broward County, Florida, has been permitted as new technology at the county and state levels subject only to permitting at the local level by our facility partner of its final on-site construction.   This partner has also ordered a second, larger CoronaLux™ system for a second facility also in southern Florida and expects to start full commercial operations for regulated medical waste destruction,” said John Combs, SEER’s CEO.  “In addition, we are currently deploying a third CoronaLux™ system with an oil and gas refinery customer that will evaluate the system for on-site destruction of volatile organic compounds in its gas streams as well as reduction of solid hazardous waste in the refinery. Both applications represent tremendous savings and environmental benefits for both the community and entire refining industry.”  A fourth new CoronaLux™ system is being delivered to SEER’s REGS division for deployment as an on-site, on-demand waste minimization solution.   Two additional systems have been ordered by customers in the medical waste and industrial services sectors and final fabrication and delivery is expected to occur in the second quarter.

Paragon’s existing revenue model calls for leasing or licensing, as opposed to sales, of its technologies into specific market segments for various applications and territories.  The systems are manufactured under license in a number of approved U.S. facilities and have application in a wide range of markets, including medical and other solid hazardous waste, biological materials, chemicals, pharmaceuticals, chemical weapons and other solid waste that would otherwise be incinerated or landfilled.  CoronaLux™ units can be deployed at the customers’ locations, at third-party centralized facilities or as a mobile solution. The Company has now placed all five of its second-generation systems, representing approximately $1 million in license initiation fees, and, with each license or lease, the Company has contracted to receive ongoing licensing and lease fees for as long as the system is operated by the customer.

“We are pleased with the initial market acceptance of our CoronaLux™ technology,” Combs added.  “As part of our aggressive rollout plan, we are currently in discussions with potential end-user customers and environmental service companies in the U.S. and abroad for a variety of applications and are commencing our next manufacturing round of generation 3 CoronaLux™ systems.”

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) commercializes patented and proprietary technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment.  SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and a majority-owned subsidiary, Paragon Waste Solutions, LLC.
For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Specifically, statements about demand for, and effectiveness of, the Company's products and services are forward looking statements.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in the press release regarding the impact and ability of the Company’s products to handle the future needs of customers and the potential for additional orders for the Company’s products are forward-looking statements.  The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

J. John Combs III
Chief Executive Officer
303-295-6297

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
jay@pfeifferhigh.com
303-393-7044